Exhibit 5.1

August 8, 2017

AzurRx BioPharma, Inc.
760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, NY 11226

Ladies and Gentlemen:

We have acted as legal counsel to AzurRx BioPharma, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed resale of up to 5,905,535 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which amount includes 289,257 shares that may be issued upon conversion of an outstanding 12% Senior Secured Original Issue Discount Convertible Debenture (the “Debenture”) (the “Debenture Shares”), 4,063,420 shares that may be issued upon exercise of outstanding common stock purchase warrants (the “Warrant Shares”) currently held by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), and 164,256 shares issuable upon exercise of a common stock purchase warrant currently held in escrow on behalf of one of the Selling Stockholders (the “Escrowed Warrant Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinion hereinafter expressed, we have examined such statutes, Company corporate records and documents, certificates of Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below.

In making our examination, we have assumed the legal capacity of all natural persons, that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed the accuracy and completeness of all information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.  We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  In connection with the opinion hereinafter expressed, we have assumed that all of the Shares will be resold in the manner stated in the prospectus forming a part of the Registration Statement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that (i) the Shares have been duly authorized, validly issued, and are fully paid and nonassessable, (ii) the Debenture Shares, when issued by the Company in accordance with the terms of the Debenture, will be duly authorized, validly issued, fully paid and nonassessable, and (iii) the Warrant Shares and the Escrowed Warrant Shares, when issued by the Company in accordance with the terms of such respective warrant agreements, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement, and any amendments thereto.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

        By: /s/ Disclosure Law Group
        Disclosure Law Group, a Professional Corporation